Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $.01 per share, of Hercules Offshore, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

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In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 10th day of February, 2006.

By:	LR HERCULES HOLDINGS, LP,
a Delaware limited partnership

	By:	LR2 GP, L.P., its general partner

		By:	LR2 GP, LLC, its general partner

/s/ Mark McCall
Mark McCall
Authorized Signatory

By:	LR2 GP, L.P.
a Delaware limited partnership

	By:	LR2 GP, LLC, its general partner

/s/ Mark McCall
Mark McCall
Authorized Signatory

By:	LR2 GP, LLC
a Delaware limited liability company

		By:	/s/ Mark McCall
Mark McCall
Authorized Signatory